EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is dated as of July 8, 2008, by and among IMMS, Inc., a Nevada corporation (“Parent”), IMMS Acquisition, LLC, a California limited liability company and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), and EV Rental Cars, LLC, a California limited liability company (“Company”). The foregoing are sometimes collectively referred to collectively as the “Parties.”

WHEREAS, the respective Boards of Directors and/or managers of Parent, Merger Subsidiary and Company, as applicable, each have determined that it is in the best interests of their respective companies and the stockholders and members of their respective companies that Company and Merger Subsidiary combine into a single company through the merger of Merger Subsidiary with and into Company (the “Merger”), on the terms and conditions set forth herein;

WHEREAS, as a condition to the Closing of the Merger, Company will have completed a bridge loan private placement of not less than $1,000,000 (the “Bridge Loan Offering”) as negotiated by Company, that will be closed simultaneously with the Closing of the Merger;

WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a nonrecognition transaction under and subject to Section 351of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”);

WHEREAS, the Parties desire to make certain representations, warranties, and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, the respective Boards of Directors and managers of Parent, Merger Subsidiary and Company have approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, and each has agreed to recommend approval of the transactions contemplated hereby by their respective stockholders and members, to the extent required by applicable Law.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants, and agreements contained herein, the Parties hereto agree as follows:

ARTICLE 1
THE MERGER; CONVERSION OF SHARES

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), Merger Subsidiary will be merged with and into Company in accordance with the provisions of the California Corporations Code (the “California Code”), whereupon the separate corporate existence of Merger Subsidiary will cease, and Company will continue as the Surviving Entity (the “Surviving Entity”). From and after the Effective Time, the Surviving Entity will possess all the rights, privileges, powers, and franchises and be subject to all the restrictions, disabilities, and duties of Company and Merger Subsidiary, all as more fully described in the California Code. As a result of the Merger, Surviving Entity shall become a wholly-owned subsidiary of Parent.

1.2 Effective Time. As soon as practicable after each of the conditions set forth in Article 5 and Article 6 has been satisfied or waived, Company and Merger Subsidiary will file, or cause to be filed, with the Secretary of State of the State of California, an Agreement of Merger for the Merger, which Agreement of Merger will be in the form required by and executed in accordance with the applicable provisions of the California Code. The Merger will become effective at the time such filing is made or, if agreed to by Parent and Company, such later time or date set forth in the Agreement of Merger (the “Effective Time”).

1.3 Closing. Unless this Agreement has been terminated and the transactions contemplated herein have been abandoned pursuant to Article 7 hereof, the Closing of the Merger (the “Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by the Parties, which will be no later than July ___, 2008 (the “Termination Date”); provided, however, that all of the conditions provided for in Articles 5 and 6 hereof shall have been satisfied or waived by such date. The Closing will be held at the offices of Baker & Hostetler LLP, 12100 Wilshire Boulevard, 15th Floor, Los Angeles, California 90025, or such other place as the Parties may agree, at which time and place the Transaction Documents necessary or appropriate to effect the transactions contemplated herein will be exchanged by the Parties. Except as otherwise provided herein, all actions taken at the Closing will be deemed to be taken simultaneously.

1.4 Effect of the Merger. At and after the Effective Time, the Merger will have the effects set forth in this Agreement and the applicable provisions of the California Code.

1.5 Effect on Capital Securities of Company and Merger Subsidiary. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Company and/or Merger Subsidiary:

(a) Each of the limited liability company interests of Company (“Company LLC Interests”) issued and outstanding immediately prior to the Effective Time, as set forth in Exhibit 1.5(a) to this Agreement (other than any Dissenting Interests), shall be canceled and extinguished and converted automatically into the right to receive a number of shares of Common Stock of Parent, par value $0.001 per share (“Parent Common Stock”) equal to 0.18450163 shares of Parent Common Stock for each 0.000001% of outstanding Company LLC Interests owned of record by the holders of such outstanding Company LLC Interests. For avoidance of doubt, the number of shares of Parent Common Stock issuable under this Section 1.5(a) shall be 18,450,163 shares of Parent Common Stock (subject to Section 1.6(d) hereof). The number of shares of Parent Common Stock into which each Company LLC Interest is to be converted, on a pro rata basis, are referred to herein as the “Merger Consideration.”

(b) All outstanding Company LLC Interests shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to exist, and each holder of a certificate, if any, which immediately prior to the Effective Time represented any such outstanding Company LLC Interests (such certificate or other evidence of ownership, a “Certificate”) shall thereafter cease to have any rights with respect to such outstanding Company LLC Interests, except the right to receive the applicable Merger Consideration with respect thereto to be issued in consideration therefor upon the surrender of such Certificate.

(c) All stock options, warrants, convertible debt, other convertible securities or other rights to acquire shares of Company that are outlined in Exhibit 1.5(c) (collectively “Company Convertible Securities”) outstanding at the Effective Time, whether or not exercisable and whether or not vested shall remain outstanding following the Effective Time, but shall be assumed by Parent. Company’s Convertible Securities so assumed by Parent shall continue to have, and be subject to, the same terms and conditions as set forth in the underlying Convertible Securities documents but will be convertible into shares of Parent Common Stock as described in Exhibit 1.5(c).

(d) At the Effective Time, each of the limited liability company interests of Merger Subsidiary (“Merger Subsidiary LLC Interests”), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the party of the holder thereof, be converted into and exchanged for an equivalent number or percentage of validly issued, fully paid and nonassessable limited liability company interests of the Surviving Entity. Each certificate evidencing ownership of any such limited liability company interests of Merger Subsidiary shall continue to evidence ownership of such limited liability company interests of the Surviving Entity, and shall be owned by Parent.

1.6 Exchange of Company LLC Interests.

(a) Promptly after the Effective Time, Parent shall mail to each holder of a Company LLC Interest: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to Parent for exchange, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify (such letter to be reasonably acceptable to Company prior to the Effective Time), and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration, together with any dividends and other distributions with respect thereto. Upon surrender of a Certificate to Parent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by Parent, the holder of such Certificate shall be entitled to receive in exchange therefor: (A) one or more shares of Parent Common Stock (which shall be in physical, certificated form) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.5(a) (after taking into account all shares of Company LLC Interests then held by such holder), and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Section 1.6, including dividends and other distributions pursuant to Section 1.6(b). No interest will be paid or will accrue on any cash payable pursuant to Section 1.6(b). In the event of a valid transfer of ownership of Company LLC Interests, which is not registered in the transfer records of Company, one or more shares of Parent Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock, a check in the proper amount of cash in lieu of any dividends or other distributions to which such holder is entitled pursuant to Section 1.6(b), may be issued with respect to such Company LLC Interests to such a transferee if the Certificate representing such Company LLC Interests is presented to Parent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid, all in such form as reasonably acceptable to Parent.

(b) No dividends or other distributions with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate, until such holder shall surrender such Certificate in accordance with Section 1.6(a). Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to the record holder thereof without interest: (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

(c) All shares of Parent Common Stock issued and cash paid upon conversion of shares of Company LLC Interests in accordance with the terms of Section 1.5 and this Section 1.6 (including any cash paid pursuant to Sections 1.6(b)) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the Company LLC Interests.

(d) No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests shall not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. In lieu of any fractional share of Parent Common Stock otherwise to be issued to any holder of Company LLC Interests hereunder, each holder of Company LLC Interests, who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent one (1) whole share of Parent Common Stock with each fractional share being rounded up to the nearest whole share.

(e) None of Parent, Company or Merger Subsidiary shall be liable to any holder or former holder of Company LLC Interests for any Merger Consideration (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of Company LLC Interests three (3) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Authority) shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any Encumbrance.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, Parent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Company LLC Interests formerly represented thereby and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

(g) Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company LLC Interests such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company LLC Interests in respect of which such deduction and withholding was made by Parent.

(h) At and after the Effective Time, the officers and directors of Parent shall be authorized to execute and deliver, in the name and on behalf of Parent, Company and Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Parent, Company and Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in Parent, Company and Merger Subsidiary, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Parent, Company and Merger Subsidiary, as a result of, or in connection with, the Merger.

(i) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of Company LLC Interests theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing Company LLC Interests outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company LLC Interests, except as otherwise provided herein or by applicable Law. On or after the Effective Time, any Certificates presented to the Parent for any reason shall be converted into the Merger Consideration payable in respect of the outstanding Company LLC Interests represented by such Certificates.

1.7 Articles of Organization and Operating Agreement of the Surviving Entity.

(a) The Articles of Organization of Company as in effect immediately prior to the Effective Time will be the Articles of Organization of the Surviving Entity, until thereafter amended in accordance with applicable Law.

(b) The Operating Agreement of Company, as in effect immediately prior to the Effective Time, will be the Operating Agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law.

1.8 Directors and Officers of the Surviving Entity and Parent.

(a) At the Effective Time, the Persons named on Exhibit 1.8(a) to this Agreement shall be designated as the managing members of the Surviving Entity, in each case, to hold office until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Entity’s Articles of Organization and Operating Agreement.

(b) At the Effective Time, the directors of Parent immediately prior to the Effective Time shall appoint the Persons named on Exhibit 1.8(b)(i) to this Agreement to be members of Parent’s board of directors, and thereafter, the directors of Parent immediately prior to the Effective Time shall resign effective as of the Effective Time, and, further, the Persons named on Exhibit 1.8(b)(ii) to this Agreement shall be appointed by the new directors of Parent to serve as the executive officers of Parent, and, in each case, to hold office until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with Parent’s Articles of Incorporation and Bylaws.

1.9 Dissenting Interests.

(a) No later than ten (10) days following the approval of the Merger by Company, Company shall provide each record holder of Company LLC Interests who shall not have voted in favor of this Agreement and the Merger or consented thereto in writing, with notice of the approval of the Merger and the transactions contemplated by this Agreement, notice of the Effective Time, and notice of such holder’s appraisal rights pursuant to Sections 17600 et. seq. of the California Code, together with a copy of Sections 17601-17605 of the California Code.

(b) Notwithstanding any provision of this Agreement to the contrary, no Company LLC Interests that are held immediately prior to the Effective Time by holders who have neither voted in favor of the Merger nor consented thereto in writing and who demand and perfect the right, if any, for appraisal (or to determine fair market value in accordance with the California Code) of such Company LLC Interests in accordance with the provisions of Sections 17600 et. seq. of the California Code and have not withdrawn or lost such right to appraisal (or to determine fair market value in accordance with the California Code) (collectively, the “Dissenting Interests”) shall be converted into or represent a right to receive the applicable Merger Consideration or any other consideration pursuant this Agreement, but the holders of such Dissenting Interests shall only be entitled to such appraisal rights as are granted by the California Code. If a holder of Company LLC Interests who demands appraisal of such Company LLC Interests under the California Code, shall thereafter effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal with respect to such Company LLC Interests, then, as of the occurrence of such withdrawal or loss, each such Company LLC Interest shall be deemed to have been converted as of the Effective Time into and represent only the right to receive, in accordance with the applicable Merger Consideration and other consideration described herein, in each case, without interest thereon upon delivery of such documents as may be required pursuant to the instructions thereto or this Agreement.

1.10 Parent Common Stock Outstanding Immediately Prior and Following the Closing of Merger. Immediately prior to the Closing of the Merger, and including the cancellation of certain shares by principal stockholders of Parent, Parent shall have not more than 5,300,000 outstanding shares of Parent Common Stock, and no outstanding options, warrants, calls or other rights to acquire authorized but unissued Parent Common Stock or other securities of Parent, excluding any securities that comprise the Bridge Loan Offering.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are disclosed in the document dated as of the date hereof and delivered herewith to Parent and Merger Subsidiary (the “Company Disclosure Schedule”) (each of which exceptions disclosed in one section of the Company Disclosure Schedule shall be deemed disclosed in each other section of the Company Disclosure Schedule provided it is reasonably apparent on its face that the matter is responsive to the representation to which such other section relates), Company hereby represents and warrants to each of Parent and Merger Subsidiary as of the date hereof and as of the Closing Date as follows:

2.1 Disclosure Schedule. The disclosure schedule attached hereto as Exhibit 2.1 (“Company Disclosure Schedule”) is divided into sections that correspond to the sections of this Article 2. Company Disclosure Schedule comprises a list of all material exceptions to the accuracy of, and of all disclosures or descriptions required by, the representations and warranties set forth in the remaining sections of this Article 2.

2.2 Corporate Organization, etc. Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California with the requisite limited liability company power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets, and is duly qualified or licensed to do business as a foreign limited liability company in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except in such jurisdictions in which the failure to have such power and authority or to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Company. Company Disclosure Schedule contains a list of all jurisdictions in which Company is qualified or licensed to do business and includes complete and correct copies of Company’s Articles of Organization and Operating Agreement.

2.3 Capitalization. The authorized capital securities of Company are set forth in Section 2.3(a) of the Company Disclosure Schedule. The number of Company LLC Interests outstanding, as of the date of this Agreement and as set forth in Section 2.3(b) of the Company Disclosure Schedule, represents all of the issued and outstanding capital securities of Company. All issued and outstanding shares of Company LLC Interest are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights or other similar rights and restrictions. There are no Company LLC Interests or other equity securities of Company outstanding or any securities convertible into or exchangeable for such interests, securities or rights. Other than as set forth on the Company Disclosure Schedule and pursuant to this Agreement, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement to which Company is a party, or by which it is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of Company, including any right of conversion or exchange under any security or other instrument. Company does not own or control any capital stock of any corporation or any interest in any partnership, joint venture or other entity.

2.4 Authorization, etc. Company has all requisite limited liability company power and authority to enter into, execute, deliver, and perform its obligations under this Agreement. The managers of Company have taken all action required by law, its Articles of Organization and Operating Agreement or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by Company and is the valid and binding legal obligation of Company enforceable against Company in accordance with its terms, subject to bankruptcy, moratorium, principles of equity and other limitations limiting the rights of creditors generally.

2.5 Non-Contravention. Except as set forth in Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement, and each other agreement to be entered into in connection with this Agreement, nor the consummation of the transactions contemplated herein will:

(a) violate, contravene or be in conflict with any provision of the Articles of Organization or the Operating Agreement of Company;

(b) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Company is a party or by which Company or any of Company’s properties or assets is or may be bound;

(c) result in the creation or imposition of any mortgage, pledge, lien, security interest, conditional or installment sales agreement, encumbrance, claim, easement, right of way, tenancy, covenant, encroachment, restriction or charge of any kind or nature (whether or not of record) (“Encumbrances”) upon any property or assets of Company under any debt, obligation, contract, agreement or commitment to which Company is a party or by which Company or any of Company’s assets or properties are or may be bound; or

(d) materially violate any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters (referred to herein individually as a “Law” and collectively as “Laws”) of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (referred to herein individually as an “Authority” and collectively as “Authorities”), other than violations that will not have a Material Adverse Effect on Company.

2.6 Consents and Approvals. Except as set forth in Company Disclosure Schedule, with respect to Company, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with (“Consent”) any Person is required in connection with the execution, delivery or performance of this Agreement by Company or the consummation by Company of the transactions contemplated herein, other than any Consent which, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company.

2.7 Financial Statements. Company Disclosure Schedule contains a copy of the draft audited financial statements of Company for the years ended December 31, 2007 and 2006 (the “Draft Company Financial Statements”). Except as disclosed therein or in Company Disclosure Schedule, the Draft Company Financial Statements: (i) are in accordance with the books and records of Company and have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered, except as indicated therein or in the notes thereto; and (ii) fairly present, in all material respects, the financial position of Company as of the date thereof, and the income or loss of the Company for the periods covered thereby.

2.8 Absence of Undisclosed Liabilities. Company does not have any material liabilities, obligations or claims of any kind whatsoever, whether secured or unsecured, accrued or unaccrued, fixed or contingent, matured or unmatured, known or unknown, direct or indirect, contingent or otherwise and whether due or to become due (referred to herein individually as a “Liability” and collectively as “Liabilities”), other than Liabilities: (a) that are fully reflected or reserved for in the most recent balance sheet included in the Draft Company Financial Statements (the “Company Balance Sheet”) or that would not be required to be disclosed on a balance sheet of Company or the footnotes thereto prepared in conformity with GAAP; (b) that are set forth on the Company Disclosure Schedule; (c) incurred by Company in the ordinary course of business after the date of the Company Balance Sheet and consistent with past practice, and which, in any event, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company; (d) in an amount not to exceed $5,000 individually or in the aggregate unless such amounts are disclosed on Company Disclosure Schedule; (e) were incurred after such date in connection with this Agreement and the transactions contemplated hereby; or (f) for express executory obligations to be performed after the Closing under the contracts described in Section 2.14 of Company Disclosure Schedule.

2.9 Absence of Certain Changes. Except as set forth in the Company Disclosure Schedule, since December 31, 2007, Company has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the aforesaid exceptions:

(a) Company has not experienced any change that has had or would reasonably be expected to have a Material Adverse Effect on Company; and

(b) Company has not suffered (i) any loss, damage, destruction or other property or casualty (whether or not covered by insurance) or (ii) any loss of officers, employees, dealers, distributors, independent contractors, customers or suppliers, which has had or would reasonably be expected to result in a Material Adverse Effect on Company.

2.10 Assets. Except as set forth in Company Disclosure Schedule, Company has good and marketable title to all of its assets and properties, whether or not reflected in the Company Balance Sheet or acquired after the date thereof (except for properties sold or otherwise disposed of since the date thereof in the ordinary course of business and consistent with past practices), that relate to or are necessary for Company to conduct its business and operations as currently conducted (collectively, the “Company Assets”), free and clear of any Encumbrance, other than (i) liens securing specific Liabilities shown on the Company Balance Sheet with respect to which no breach, violation or default exists; (ii) mechanics’, carriers’, workers’ or other like liens arising in the ordinary course of business; (iii) minor imperfections of title that do not individually or in the aggregate, impair the continued use and operation of the Company Assets to which they relate in the operation of the Company as currently conducted; and (iv) liens for current taxes not yet due and payable or being contested in good faith by appropriate proceedings (“Permitted Liens”).

2.11 Receivables and Payables.

(a) Except as set forth on Company Disclosure Schedule, all accounts receivable of Company represent sales in the ordinary course of business and, to Company’s knowledge, are current and collectible net of any reserves shown on the Company Balance Sheet and none of such receivables is subject to any Encumbrance other than a Permitted Lien.

(b) Except as set forth on Company Disclosure Schedule, all payables by Company arose in bona fide transactions in the ordinary course of business and no such payable is delinquent by more than sixty (60) days beyond the due date in its payment.

2.12 Intellectual Property Rights. Company owns or has valid licenses or sufficient rights to use, and Company Disclosure Schedule contains a detailed listing of, all patents, patent applications, patent rights, registered and unregistered trademarks, trademark applications, tradenames, service marks, service mark applications, copyrights, internet domain names, computer programs and other computer software, inventions, know-how, trade secrets, technology, proprietary processes, trade dress, software and formulae (collectively, “Intellectual Property Rights”) used in, or necessary for, the operation of its business as currently conducted and as proposed to be conducted. Except as set forth on Company Disclosure Schedule, to Company’s knowledge, the use of all Intellectual Property Rights necessary or required for the conduct of the business of Company as presently conducted and as proposed to be conducted, does not infringe or violate the Intellectual Property Rights of any Person. Except as described on Company Disclosure Schedule, to Company’s knowledge: (a) Company does not own or use any Intellectual Property Rights pursuant to any written license agreement; (b) Company has not granted any Person any rights, pursuant to a written license agreement or otherwise, to use the Company’s Intellectual Property Rights; and (c) Company owns or has valid licenses or sufficient rights to use, all of the Company’s Intellectual Property Rights, free and clear of all Encumbrances. All license agreements relating to the Company’s Intellectual Property Rights are binding and there is not, under any of such licenses, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default, or would constitute a basis for a claim on non-performance) on the part of Company or, to the knowledge of Company, any other party thereto.

2.13 Legal Proceedings. Except as set forth in Company Disclosure Schedule, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, or any judgment, decree, decision, injunction, writ or order pending, or, to the knowledge of Company, threatened or contemplated by or against or involving the Company, the Company Assets, or the Company’s business or operations, directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any Person, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

2.14 Contracts and Commitments; No Default.

(a) Except as set forth in Company Disclosure Schedule, Company is not a party to, nor are any of the Company Assets bound by, any written or oral:

(i) employment, non-competition, consulting or severance agreement, collective bargaining agreement, or pension, profit-sharing, incentive compensation, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay or retirement plan or agreement;

(ii) indenture, mortgage, note, installment obligation, agreement or other instrument relating to the borrowing of money by the Company;

(iii) contract, agreement, lease (real or personal property) or arrangement that (A) is not terminable on 30 days’ or less notice without penalty, (B) is not over one year following the Closing Date in length of obligation of the Company, or (C) involves an obligation of more than $50,000 per year over its term;

(iv) contract, agreement, commitment or license relating to Intellectual Property Rights or contract, agreement or commitment of any other type, whether or not fully performed, not otherwise disclosed pursuant to this Section 2.14;

(v) obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person; or

(vi) outstanding sales or purchase contracts, commitments or proposals that will result in any material loss upon completion or performance thereof after allowance for direct distribution expenses, or bound by any outstanding contracts, bids, sales or service proposals quoting prices that are not reasonably expected to result in a normal profit.

(b) True and complete copies (or summaries, in the case of oral items) of all agreements disclosed pursuant to this Section 2.14 (“Company Contracts”) have been provided to Parent for review. Except as set forth in Company Disclosure Schedule, all of Company Contracts items are valid and binding against Company, and are in full force and effect. Company is not in breach, violation or default, however defined, in the performance of any of its obligations under any of Company Contracts, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof, and, to the knowledge of Company, no other parties thereto are in a breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

2.15 Compliance with Law; Permits and Other Operating Rights. Except as set forth in Company Disclosure Schedule, the Company Assets, and the business and operations of Company are and have been in compliance in all respects with all Laws applicable to the Company Assets, or the business and operations of Company, except where the failure to comply would not have a Material Adverse Effect on Company. Company possesses all material permits, licenses and other authorizations from all Authorities necessary to permit it to operate its business in the manner in which it presently is conducted and the consummation of the transactions contemplated by this Agreement will not prevent Company from being able to continue to use such permits and operating rights. Company has not received notice of any violation of any such applicable Law, and to the Company’s knowledge, is not in default with respect to any order, writ, judgment, award, injunction or decree of any Authority.

2.16 Brokers. Neither Company nor, to the knowledge of Company, any of its directors, officers or employees, has employed any broker, finder, investment banker or financial advisor or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to Company for any such fee or commission to be claimed by any Person.

2.17 Issuance of Parent Common Stock. To Company’s knowledge, as of the date of this Agreement and as of the Effective Time, no facts or circumstances exist or will exist that could cause the issuance of Parent Common Stock pursuant to the Merger to fail to meet the exemption from the registration requirements of the shares of Parent Common Stock issuable under Section 1.5(a) of this Agreement, as set forth in Rule 505 of Regulation D promulgated thereunder or other available exemptions under the Securities Act.

2.18 Books and Records. The books of account, minute books, stock record books, and other material records of Company, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with reasonable business practices. The minute books of Company contain accurate and complete records of all formal meetings held of, and corporate action taken by, the managers and officers, and committees of the managers of Company. At the Closing, all of those books and records will be in the possession of Company.

2.19 Business Generally; Accuracy of Information. No representation or warranty made by Company in this Agreement, Company Disclosure Schedule, or in any document, agreement or certificate furnished or to be furnished to Parent at the Closing by or on behalf of Company in connection with any of the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, when taken as a whole.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE PARENT
AND THE MERGER SUBSIDIARY

Subject to such exceptions as are disclosed in the document dated as of the date hereof and delivered herewith to Company (the “Parent Disclosure Schedule”) (each of which exceptions disclosed in one section of the Parent Disclosure Schedule shall be deemed disclosed in each other section of the Parent Disclosure Schedule provided it is reasonably apparent on its face that the matter is responsive to the representation to which such other section relates and subject to any disclosures in Parent’s SEC Documents), each of Parent and Merger Subsidiary hereby represents and warrants to each of Company as of the date hereof and as of the Closing Date as follows:

3.1 Disclosure Schedule. The disclosure schedule attached hereto as Exhibit 3.1 (“Parent Disclosure Schedule”) is divided into sections that correspond to the sections of this Article 3. Parent Disclosure Schedule comprises a list of all material exceptions to the accuracy of, and of all disclosures or descriptions required by, the representations and warranties set forth in the remaining sections of this Article 3.

3.2 Corporate Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; and Merger Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. Each of Parent and Merger Subsidiary has all requisite corporate and limited liability company power and authority, as applicable, to carry on its business as it is now being conducted and to own, operate and lease its properties and assets, and is duly qualified or licensed to do business as a foreign corporation or limited liability company, as applicable, in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except in such jurisdictions in which the failure to have such power and authority or to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent and Merger Subsidiary.

3.3 Capitalization. The authorized capital securities of Parent and Merger Subsidiary are set forth in Section 3.3 of the Parent Disclosure Schedule. The number of shares of Parent Common Stock and Merger Subsidiary LLC Interests, as of the date of this Agreement and as set forth in Section 3.3(b) of the Parent Disclosure Schedule, represents all of the issued and outstanding capital securities of Parent and Merger Subsidiary, respectively. All issued and outstanding shares of Parent Common Stock and Merger Subsidiary LLC Interests are duly authorized, validly issued, fully paid and nonassessable and are without, and were not issued in violation of, preemptive rights or other similar rights or restrictions. There are no shares of Parent Common Stock or Merger Subsidiary LLC Interests, or other equity securities of Parent or Merger Subsidiary outstanding or any securities convertible into or exchangeable for such interests, securities or rights. Other than as set forth on the Parent Disclosure Schedule and pursuant to this Agreement, there is no subscription, option, warrant, call, right, contract, agreement, commitment, understanding or arrangement to which Parent or Merger Subsidiary is a party, or by which it is bound, with respect to the issuance, sale, delivery or transfer of the capital securities of Parent or Merger Subsidiary, including any right of conversion or exchange under any security or other instrument. Parent owns all of the outstanding capital securities of Merger Subsidiary. Parent does not own or control any capital stock of any corporation or any interest in any partnership, joint venture or other entity, other than Merger Subsidiary. Merger Subsidiary does not own or control any capital stock of any corporation or any interest in any partnership, joint venture or other entity.

3.4 Authorization. Each of Parent and the Merger Subsidiary has all requisite corporate and limited liability company power and authority, as applicable, to enter into execute, deliver, and perform its obligations under this Agreement. The board of directors and managers of Parent and the Merger Subsidiary, as applicable, and Parent as the sole stockholder of the Merger Subsidiary, have taken all action required by law, their respective Articles of Incorporation and Bylaws and article of organization and operating agreement, as applicable, or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by each of Parent and the Merger Subsidiary and is the valid and binding legal obligation of each of Parent and the Merger Subsidiary enforceable against each of Parent and the Merger Subsidiary in accordance with its terms, subject to bankruptcy, moratorium, principles of equity and other limitations limiting the rights of creditors generally.

3.5 Non-Contravention. Neither the execution, delivery and performance of this Agreement, and each other agreement to be entered into in connection with this Agreement, nor the consummation of the transactions contemplated herein will:

(a) violate any provision of the Articles of Incorporation or Bylaws of Parent or the articles of organization or operating agreement of the Merger Subsidiary;

(b) be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to, any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which Parent or Merger Subsidiary is a party or by which Parent or Merger Subsidiary or any of their respective properties or assets is or may be bound;

(c) result in the creation or imposition of any Encumbrance upon any property or assets of Parent or Merger Subsidiary under any debt, obligation, contract, agreement or commitment to which Parent or Merger Subsidiary is a party or by which Parent or Merger Subsidiary or any of their respective assets or properties is or may be bound; or

(d) violate any Law of any Authority.

3.6 Consents and Approvals. No Consent is required by any Person in connection with the execution, delivery and performance of this Agreement by Parent or Merger Subsidiary, or the consummation by Parent or Merger Subsidiary of the transactions contemplated herein, other than any Consent which, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent or Merger Subsidiary.

3.7 SEC Filings; Financial Statements.

(a) Parent files reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the SEC voluntarily. Parent is not required to register any class of its securities with the SEC under the Exchange Act. Parent has delivered or made available to the Company accurate and complete copies of each report, registration statement, prospectus, definitive proxy and information statements, form and other document filed by Parent with the SEC (and all exhibits included therein and financial statements and schedules thereto and documents, other than exhibits to such documents, incorporated by reference therein collectively being referred to herein as the “Parent SEC Documents”). All Parent SEC Documents required to have been or otherwise filed by Parent with the SEC have been so filed on a timely basis since September 5, 2006, except as set forth in Parent Disclosure Schedule in Section 3.7(a) thereof, to the extent that any such filing was deemed to be material. As of the time each Parent SEC Document was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each Parent SEC Document complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act; and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements contained in the Parent SEC Document (the “Parent Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC); and (iii) fairly present, in all material respects, the consolidated financial position of Parent as of the date thereof and the consolidated results of operations of Parent for the periods covered thereby. All adjustments considered necessary for a fair presentation of the Parent Financial Statements have been included.

3.8 No Liabilities. Each of Parent and Merger Subsidiary does not have any Liabilities, except for (i) Liabilities expressly stated in the most recent balance sheet included in Parent Financial Statements or the notes thereto, or (ii) other Liabilities which do not exceed $1,000 in the aggregate, except as set forth in Parent Disclosure Schedule in Section 3.8 thereof, all of which shall be paid or satisfied at the Effective Time.

3.9 Absence of Certain Changes. Except as set forth in Parent SEC Documents, Parent has owned and operated its assets, properties and business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the aforesaid exceptions, Parent has not experienced any change that has had or could reasonably be expected to have a Material Adverse Effect on the Parent.

3.10 No Assets. As of the Closing, each of Parent and Merger Subsidiary will not have any assets or properties (collectively, the “Parent Assets”) or operations of any kind, except as identified in the most recent balance sheet and notes thereto included in the Parent Financial Statements or Parent Disclosure Schedule.

3.11 Legal Proceedings. Except as set forth in Parent SEC Documents, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind, or any judgment, decree, decision, injunction, writ or order pending, or, to the knowledge of Parent or Merger Subsidiary, threatened or contemplated by or against or involving Parent or Merger Subsidiary, the Parent Assets, or the business or operations of Parent or Merger Subsidiary, or their respective directors, officers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any Person, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

3.12 Contracts and Commitments; No Default. Each of Parent and Merger Subsidiary is not a party to, nor are any of the Parent Assets bound by, any contract, commitment, agreement, arrangement, plan or understanding, written or oral (each, a “Contract”), except for any Contracts that are disclosed or filed as an exhibit to the Parent SEC Documents (each such disclosed or filed Contract, a “Parent Contract”). Except as disclosed in the Parent SEC Documents, none of Parent Contracts contains a provision requiring the consent of any Person with respect to the consummation of the transactions contemplated by this Agreement. Each of Parent and Merger Subsidiary is not in breach, violation or default, however defined, in the performance of any of its respective obligations under any of Parent Contracts, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such breach, violation or default thereunder or thereof, and, to the knowledge of Parent, no other parties thereto are in a breach, violation or default, however defined, thereunder or thereof, and no facts or circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a breach, violation or default thereunder or thereof.

3.13 Compliance with Law; Permits and Other Operating Rights. Except as set forth in Parent Disclosure Schedule, the Parent Assets, and the business and operations of Parent and Merger Subsidiary are and have been in compliance in all respects with all Laws applicable to the Parent Assets, or the business and operations of Parent and Merger Subsidiary, except where the failure to comply would not have a Material Adverse Effect on Parent. Each of Parent and Merger Subsidiary possesses all material permits, licenses and other authorizations from all Authorities necessary to permit it to operate its respective business in the manner in which it presently is conducted and the consummation of the transactions contemplated by this Agreement will not prevent Parent or Merger Subsidiary from being able to continue to use such permits and operating rights. Each of Parent and Merger Subsidiary has not received notice of any violation of any such applicable Law, and to the knowledge of Parent, is not in default with respect to any order, writ, judgment, award, injunction or decree of any Authority.

3.14 Brokers. Neither Parent nor Merger Subsidiary, nor, to the knowledge of Parent or Merger Subsidiary, any of their respective directors, officers or employees, has employed any broker, finder, investment banker or financial advisor or incurred any liability for any brokerage fee or commission, finder’s fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to Parent or Merger Subsidiary for any such fee or commission to be claimed by any Person.

3.15 Valid Issuance. The shares of Parent Common Stock to be issued in connection with the Merger will be duly authorized and, when issued, delivered and paid for as provided in this Agreement, will be validly issued, fully paid and non-assessable.

3.16 Books and Records. The books of account, minute books, stock record books, and other material records of Parent and Merger Subsidiary, all of which have been made available to Company, are complete and correct in all material respects and have been maintained in accordance with reasonable business practices. The minute books of Parent and Merger Subsidiary contain accurate and complete records of all formal meetings held of, and corporate action taken by, the boards of directors and officers, and committees of the boards of directors of Parent and Merger Subsidiary. At the Closing, all of those books and records will be in the possession of Parent.

3.17 Business Generally; Accuracy of Information. No representation or warranty made by Parent or Merger Subsidiary in this Agreement, Parent Disclosure Schedule, or in any document, agreement or certificate furnished or to be furnished to Company at the Closing by or on behalf of Parent or Merger Subsidiary in connection with any of the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, when taken as a whole.

3.18 Intercompany and Affiliate Transactions; Insider Interests. Except as expressly identified in the Parent SEC Documents or the Parent Schedules, (a) there are, and during the last two years there have been, no transactions, agreements or arrangements of any kind, direct or indirect, between Parent, on the one hand, and any director, officer, employee, stockholder, or affiliate of Parent, on the other hand, including, without limitation, loans, guarantees or pledges to, by or for the Parent or from, to, by or for any of such Persons, that are effected with all corporate consents and approvals necessary under controlling Law, and currently in effect, (b) neither Parent nor Merger Subsidiary is a party to any Contract that is in violation of Section 13(k) of the Exchange Act or that, but for the last sentence of Section 13(k)(1) of the Exchange Act, would be in violation thereof, and (c) no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-B promulgated by the SEC.

3.19 Shell Company Status. As of the date of the Closing Parent is not, nor has Parent at any time since Parent’s inception ever been, a “shell company” as that term is defined in Rule 12b-2 (a “Shell Company”), promulgated by the SEC pursuant to the Exchange Act. Notwithstanding the immediately preceding sentence, if Parent has been a Shell Company at any time since Parent’s inception: (i) Parent has ceased to be a Shell Company, and (ii) at least twelve (12) months have passed since Parent filed with the SEC “Form 10 information” (as that term is defined in Rule 144(i)(3)) regarding the event that caused Parent to cease to be a Shell Company.

ARTICLE 4
COVENANTS OF THE PARTIES

4.1 Conduct of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, Company and Parent will each conduct its business and operations according to its ordinary and usual course of business consistent with past practices. Without limiting the generality of the foregoing, and, except as otherwise expressly provided in this Agreement or as otherwise disclosed on Parent Disclosure Schedule or Company Disclosure Schedule, respectively, prior to the Closing Date, without the prior written consent of the other Parties, not to be unreasonably delayed, Parent and Merger Subsidiary will not:

(a) amend its Articles of Incorporation or Bylaws;

(b) issue, reissue, sell, deliver or pledge or authorize or propose the issuance, reissuance, sale, delivery or pledge of shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock;

(c) adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

(d) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, redeem or otherwise acquire any shares of its capital stock or other securities, alter any term of any of its outstanding securities;

(e) except as required under any employment agreement, (i) increase in any manner the compensation of any of its directors, officers or other employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any such director, officer or employee, whether past or present; or (iii) commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment agreement or consulting agreement (arising out of prior employment ) with or for the benefit of any Person, or, except to the extent required to comply with applicable Law, amend any of such plans or any of such agreements in existence on the date of this Agreement;

(f) hire any additional personnel;

(g) incur, assume, suffer or become subject to, whether directly or by way of guarantee or otherwise, any Liabilities which, individually or in the aggregate, exceed $5,000;

(h) make or enter into any commitment for capital expenditures in excess of $5,000;

(i) pay, lend or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any affiliate or associate of any of its officers or directors;

(j) terminate, enter into or amend in any material respect any contract, agreement, lease, license or commitment, or take any action or omit to take any action which will cause a breach, violation or default (however defined) under any contract;

(k) acquire any of the business or assets of any other Person;

(l) permit any of its current insurance (or reinsurance) policies to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than coverage remaining under those canceled, terminated or lapsed are in full force and effect;

(m) enter into other material agreements, commitments or contracts not in the ordinary course of business or in excess of current requirements;

(n) settle or compromise any suit, claim or dispute, or threatened suit, claim or dispute (other than any settlement or compromise having no effect upon Parent, its assets, operations or financial position); or

(o) agree in writing or otherwise to take any of the foregoing actions or any action which would reasonably be expected to make any representation or warranty in this Agreement untrue or incorrect in any material respect;

4.2 Full Access. Throughout the period prior to Closing, and upon reasonable notice, each of the Parties will afford to the other and its directors, officers, employees, counsel, accountants, investment advisors and other authorized representatives and agents, reasonable access to the facilities, properties, books and records of the Parties in order that the other may have full opportunity to make such investigations as it will desire to make of the affairs of the disclosing Parties. Each of the Parties will furnish such additional financial and operating data and other information as the other will, from time to time, reasonably request, including without limitation access to the working papers of its independent certified public accountants; provided, however, that any such investigation will not affect or otherwise diminish or obviate in any respect any of the representations and warranties of the disclosing Parties.

4.3 Confidentiality. Each of the Parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein (“Information”) in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will not disclose, divulge, provide or make accessible (collectively, “Disclosure”), or permit the Disclosure of, any of the Information to any Person, other than their respective directors, officers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party’s counsel, by other requirements of Law; provided, however, that prior to any Disclosure of any Information permitted hereunder, the disclosing party will first obtain the recipients’ undertaking to comply with the provisions of this Section with respect to such information. The term “Information” as used herein will not include any information relating to a party that the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto; (ii) to be now or to later become generally available to the public through no fault of the disclosing party; (iii) to have been available to the public at the time of its receipt by the disclosing party; (iv) to have been received separately by the disclosing party in an unrestricted manner from a Person entitled to disclose such information; or (v) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction. Each of the Parties hereto also agrees to promptly return to the party from whom it originally received such information all original and duplicate copies of written materials containing Information should the transactions contemplated herein not occur. All Parties hereto will be deemed to have satisfied each’ obligations to hold the Information confidential if each exercises the same care as each takes with respect to each’s own similar information. The Parties agree that they shall comply with and cause their officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors or agents or other representatives to comply with all of the their respective obligations under this Section 4.3 with respect to the information to be disclosed pursuant to Section 4.2 above.

4.4 Filings; Consents; Removal of Objections. Subject to the terms and conditions herein provided, the Parties hereto will use their commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including without limitation obtaining all Consents of any Person required in connection with the consummation of the transactions contemplated herein. In furtherance, and not in limitation of the foregoing, it is the intent of the Parties to consummate the transactions contemplated herein at the earliest practicable time, and they respectively agree to exert commercially reasonable efforts to that end, including without limitation: (i) the removal or satisfaction, if possible, of any objections to the validity or legality of the transactions contemplated herein; and (ii) the satisfaction of the conditions to consummation of the transactions contemplated hereby.

4.5 Further Assurances; Cooperation; Notification.

(a) Each of the Parties hereto will, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or Parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the reasonable request of Parent and without further consideration, Company will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Parent may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby.

(b) At all times from the date hereof until the Closing, each of the Parties will promptly notify the other in writing of the occurrence of any event which it reasonably believes will or may result in a failure by such party to satisfy the conditions specified in this Article 4.

4.6 Supplements to Disclosure Schedule. Prior to the Closing, each of the Parties will supplement or amend each of its respective Disclosure Schedules with respect to any event or development which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the respective Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule or in any representation and warranty of the Company which has been rendered inaccurate by reason of such event or development. For purposes of determining the accuracy as of the date hereof of the representations and warranties of the Company contained in Article 2 hereof or Parent and Merger Subsidiary in Article 3 hereof in order to determine the fulfillment of the conditions set forth herein, the Disclosure Schedule of each Party will be deemed to exclude any information contained in any supplement or amendment hereto delivered after the delivery of the Disclosure Schedule.

4.7 Public Announcements. None of the Parties hereto will make any public announcement with respect to the transactions contemplated herein without the prior written consent of the other Parties, which consent will not be unreasonably withheld or delayed; provided, however, that any of the Parties hereto may at any time make any announcements that are required by applicable Law so long as the party so required to make an announcement promptly upon learning of such requirement notifies the other Parties of such requirement and discusses with the other Parties in good faith the exact proposed wording of any such announcement.

4.8 Satisfaction of Conditions Precedent. Each Party will use commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are applicable to them, and to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all material Consents and authorizations of third parties and to make filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

4.9 Resignation of Officers And Directors. At the Closing, the pre-Closing officers and directors of Parent shall submit their written resignations from such offices effective as of the Closing. Prior to their resignations, the pre-Closing directors of Parent shall appoint to the board of directors of Parent, those Persons indicated in Exhibits 1.8(b)(i) and (ii), effective as of the Closing.

4.10 Continuation of Filing Reports, Registration Statements, Etc. with SEC. (i) As soon as is reasonably practicable after the Closing, new management of Parent will cause to be filed with the SEC the equivalent information that would be required to be filed if Parent were registering a class of securities on Form 10 or 10-SB under the Exchange Act (the “Form 10 Information”); and (ii) will use commercially reasonable efforts to continue to voluntarily or otherwise file reports that would be required of a “reporting issuer” under the Exchange Act for a period of not less fifteen (15) months from the date of the filing with the SEC of the Form 10 Information.

4.11 Reverse Split/Combination of Parent Common Stock. The Company hereby covenants that for a twelve (12) month period following the Effective Time, it shall cause Parent not to effect a reverse stock split of the Parent Common Stock without the prior written consent of a majority of Parent’s current directors.

ARTICLE 5
CONDITIONS TO THE OBLIGATIONS OF PARENT
AND MERGER SUBSIDIARY

Notwithstanding any other provision of this Agreement to the contrary, the obligation of Parent and Merger Subsidiary to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing, or waiver by Parent, of each of the following conditions:

5.1 Representations and Warranties True. The representations and warranties of Company contained in this Agreement, including without limitation in Company Disclosure Schedule initially delivered to Parent as Exhibit 2.1 (and not including any changes or additions delivered to Parent pursuant to Section 4.6), will be true, complete and accurate in all material respects (except for such representations and warranties that are qualified by their terms by a reference to “Materiality” or “Material Adverse Effect,” which representations and warranties as so qualified shall be true and correct in all such respects) as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such time, except for changes specifically permitted or contemplated by this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

5.2 Performance. Company will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Company on or prior to the Closing.

5.3 Required Approvals and Consents.

(a) All action required by Law and otherwise to be taken by the managers and members of Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

(b) Company, Parent and Merger Subsidiary shall have timely obtained from each Authority all approvals, waivers and consents, if any, necessary for the consummation of or in connection with the Merger and the transactions contemplated hereby.

(c) This Agreement shall have been adopted by the requisite vote of the stockholders and members of each of Company and Merger Subsidiary, and if required, Parent.

5.4 Agreements and Documents. Parent and Merger Subsidiary will have received the following agreements and documents, each of which will be in full force and effect:

(a) a certificate (the “Company CEO Certificate”) executed on behalf of Company by its Chief Executive Officer confirming that the conditions set forth in Sections 5.1, 5.2, 5.3, 5.5, 5.6 and 5.7 have been duly satisfied;

(b) Company shall have completed the Bridge Loan Offering, as outlined in Exhibit 5.4(b) and as negotiated by Company in an amount of not less than $1,000,000 that shall be closed simultaneously with the Closing of the Merger.

5.5 Adverse Changes. Since the date of this Agreement, there shall not have occurred any events, occurrences, changes, effects or conditions of any character which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Company.

5.6 No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other Person will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would, in the reasonable judgment of Parent, individually or in the aggregate, otherwise have a Material Adverse Effect on the Company or prevent or delay the consummation of the transactions contemplated by this Agreement.

5.7 No Orders. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any Authority seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which prevents or prohibits consummation of the Merger.

5.8 Company Certificate. Parent shall have received a certificate (the “Company Secretary Certificate,” and together with the Company CEO Certificate, the “Company Certificates”) from the Secretary of Company certifying as to (A) the Company’s articles of organization, certified by the Secretary of State of its jurisdiction of organization; (B) the Company’s operating agreement; (C) copies of resolutions of the managers and members of the Company authorizing and approving this Agreement, the other agreements contemplated hereby and all of the transactions and agreements contemplated hereby and thereby; and (D) the names of the officer or officers of the Company, authorized to execute this Agreement and any and all documents, agreements and instruments contemplated herein, all certified by the Secretary of the Company, to be true, correct, complete and in full force and effect and unmodified as of the Closing Date.

5.9 Appropriate Documentation. Parent will have received, in a form and substance reasonably satisfactory to Parent, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 5 as Parent may reasonably request, along with duly executed copies of the Transaction Documents by the Parties and the Company Certificates.

ARTICLE 6
CONDITIONS TO OBLIGATIONS OF COMPANY

Notwithstanding anything in this Agreement to the contrary, the obligation of Company to effect the transactions contemplated herein will be subject to the satisfaction at or prior to the Closing of each of the following conditions:

6.1 Representations and Warranties True. The representations and warranties of Parent and Merger Subsidiary contained in this Agreement will be true, complete and accurate in all material respects (except for such representations and warranties that are qualified by their terms by a reference to “materiality” or “Material Adverse Effect,” which representations and warranties as so qualified shall be true and correct in all such respects) as of the date when made and at and as of the Closing, as though such representations and warranties were made at and as of such time, except for changes permitted or contemplated in this Agreement, and except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case they will be true and correct at the Closing with respect to such date or period.

6.2 Performance. Parent and Merger Subsidiary will have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Parent and Merger Subsidiary at or prior to the Closing.

6.3 Required Approvals and Consents.

(a) All action required by Law and otherwise to be taken by the directors, managers, stockholders and members of the Parent and Merger Subsidiary, as applicable, to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will have been duly and validly taken.

(b) Company, Parent and Merger Subsidiary shall have timely obtained from each Authority all approvals, waivers and consents, if any, necessary for the consummation of or in connection with the Merger and the transactions contemplated hereby.

(c) This Agreement shall have been adopted by the requisite vote of the stockholders and members of each of Company and Merger Subsidiary, and if required, Parent.

6.4 Agreements and Documents. The Company will have received the following agreements and documents, each of which will be in full force and effect:

(a) certificates (collectively, the “Parent CEO Certificate”) executed on behalf of each of Parent and Merger Subsidiary by its respective Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.5, 6.6 and 6.7 have been duly satisfied.

(b) Company shall have completed the Bridge Loan Offering, as outlined in Exhibit 5.4(b) and as negotiated by Company in an amount of not less than $1,000,000 that shall be closed simultaneously with the Closing of the Merger.

(c) Company shall have been furnished with evidence satisfactory to Company of the consent or approval of Company’s lenders, if required by the terms applicable credit or loan agreements.

(d) Company shall have received resignation letters executed and delivered by the directors, managers and officers of Parent and Merger Subsidiary effective as of the Effective Time.

6.5 Adverse Changes. Since the date of this Agreement, there shall not have occurred any events, occurrences, changes, effects or conditions of any character which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Parent.

6.6 No Proceeding or Litigation. No suit, action, investigation, inquiry or other proceeding by any Authority or other Person will have been instituted or threatened which delays or questions the validity or legality of the transactions contemplated hereby or which, if successfully asserted, would, in the reasonable judgment of the Company, individually or in the aggregate, otherwise have a Material Adverse Effect on Parent or prevent or delay the consummation of the transactions contemplated by this Agreement.

6.7 No Orders. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any Authority seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which prevents or prohibits consummation of the Merger.

6.8 Parent/Merger Subsidiary Certificates. Company shall have received certificates (collectively, the “Parent Secretary Certificate,” and together with the Company CEO Certificates, the “Parent Certificates”) from the Secretary of each of Parent and Merger Subsidiary certifying as to (A) the Articles of Incorporation of Parent and the Articles of Organization of Merger Subsidiary, certified by the Secretary of State of its respective jurisdiction of organization; (B) the Bylaws of Parent and the Operating Agreement of Merger Subsidiary; (C) copies of resolutions of the Board of Directors, managers, stockholders and members (if required by Law) of each of Parent and Merger Subsidiary, as applicable, authorizing and approving this Agreement, the other agreements contemplated hereby and all of the transactions and agreements contemplated hereby and thereby; and (D) the names of the officer or officers of each of Parent and Merger Subsidiary, authorized to execute this Agreement and any and all documents, agreements and instruments contemplated herein, all certified by the Secretary of each of Parent and Merger Subsidiary, to be true, correct, complete and in full force and effect and unmodified as of the Closing Date.

6.9 Appropriate Documentation. The Company will have received, in a form and substance reasonably satisfactory to Company, dated the Closing Date, all certificates and other documents, instruments and writings to evidence the fulfillment of the conditions set forth in this Article 6 as the Company may reasonably request, along with duly executed copies of the Transaction Documents by the Parties and the Parent Certificates.

ARTICLE 7
TERMINATION AND ABANDONMENT

7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Company and Parent.

7.2 Termination by Either Company or Parent. This Agreement may be terminated by either Company or Parent if:

(a) the Closing is not consummated by the Termination Date, unless extended under the terms of the Merger Agreement, (provided that the right to terminate this Agreement under this Section 7.2 will not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date); or

(b) any Authority: (i) shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable, or (ii) shall have failed to issue an order, decree or ruling or to take any other action, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and non-appealable, in the case of each of (i) and (ii) which is necessary to fulfill the conditions set forth in Article 5 or Article 6, as applicable;

7.3 Termination by Parent. This Agreement may be terminated at any time prior to the Closing by Parent if:

(a) any of the conditions provided for in Article 5 have not been met or waived by Parent in writing prior to the Closing; or

(b) Company shall have materially breached any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, such that the conditions set forth in Article 5 are not capable of being satisfied on or before the Termination Date, and such breach or failure, as the case may be, has not been cured within ten (10) Business Days after written notice thereof from Parent to Company.

7.4 Termination by the Company. This Agreement may be terminated prior to the Closing by action of Company if:

(a) any of the conditions provided for in Article 6 have not been met or waived by Company in writing prior to the Closing; or

(b) Parent or Merger Subsidiary shall have materially breached any of its respective representations or warranties or failed to perform any of its respective covenants or other agreements contained in this Agreement such that the conditions set forth in Article 6 are not capable of being satisfied on or before the Termination Date and such breach or failure, as the case may be, has not been cured within ten (10) Business Days after written notice thereof from Company to Parent.

7.5 Procedure and Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by Company or Parent pursuant to this Article 7, written notice thereof shall be given to all other Parties and this Agreement will terminate and the transactions contemplated hereby will be abandoned, without further action by any of the Parties hereto, except with respect to Section 4.3, this Section 7.5 and Article 8, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, there shall be no liability of any of the Parties or any director, officer, manager, representative, agent, employee or independent contractor thereof for a breach of any representation, warranty, agreement, covenant or the provision of this Agreement, unless such breach was due to a willful or bad faith action or omission of such Party or any director, officer, manager, representative, agent, employee or independent contractor thereof. If this Agreement is terminated as provided herein:

(a) Each of the Parties will, upon request, redeliver all documents, work papers and other material of the other Parties relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Party furnishing the same, and in accordance with Section 4.3 and the Confidentiality Agreement; and

(b) All filings, applications and other submissions made pursuant to the terms of this Agreement will, to the extent practicable or otherwise permitted by applicable Law, be withdrawn from the Authority or other Person to which made.

ARTICLE 8
MISCELLANEOUS PROVISIONS

8.1 Expenses. Parent and Company will each bear their own costs and expenses relating to the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby.

8.2 Survival. The representations and warranties of the Parties shall survive the Closing for a period of two (2) years.

8.3 Amendment and Modification. Subject to applicable Law, this Agreement may be amended or modified by the Parties hereto at any time with respect to any of the terms contained herein; provided, however, that all such amendments and modifications must be in writing duly executed by all of the Parties hereto.

8.4 Waiver of Compliance; Consents. Any failure of a Party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the Party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a Party, such consent will be given in writing in the same manner as for waivers of compliance.

8.5 No Third Party Beneficiaries. Nothing in this Agreement will entitle any Person (other than a Party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

8.6 Notices. All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgement, if mailed, postage prepaid, by certified or registered mail, return receipt requested; (iii) the first Business Day after the Business Day of deposit with a nationally recognized overnight delivery service, freight prepaid for next Business Day delivery; (iv) the Business Day of transmission by facsimile, if sent during business hours of the recipient (or if sent after business hours of the recipient, then the first Business Day thereafter), or to such other Person or address as the Company will furnish to the other Parties hereto in writing in accordance with this subsection.

If to Company prior to the Closing:	With a copy to:

EV Rental Cars, LLC 5500 West Century Boulevard Los Angeles, California 90045 Attention: Jeff Pink, Manager Facsimile No.: 818-223-1551	Baker & Hostetler LLP 12100 Wilshire Boulevard, 15th Floor Los Angeles, California 90025 Attention: Jeffrey P. Berg, Esq. Facsimile 310-820-8859

or to such other Person or address as either Company will furnish to the other Parties hereto in writing in accordance with this subsection.

If to Parent or Merger Subsidiary prior to the Closing:	With a copy to:
IMMS, Inc. 660 Newport Center Drive, Suite 720 Newport Beach, California 92660 Attention: Kevin P. O’Connell, CEO	de Castro, P.C. 309 Laurel Street San Diego, California 92101 Facsimile No.: (619) 702-9401

or to such other Person or address as Parent will furnish to the other Parties hereto in writing in accordance with this subsection.

8.7 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the Parties hereto without the prior written consent of the other Parties.

8.8 Governing Law. This Agreement and the legal relations among the Parties hereto will be governed by and construed in accordance with the internal substantive laws of the State of California (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

8.9 Counterparts. This Agreement and each other Transaction Document may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. The Parties hereto, and their respective successors and assigns, are hereby authorized to rely upon the signature of each Person on this Agreement or other Transaction Document, which are delivered by facsimile, as constituting a duly authorized, irrevocable, actual, current delivery of this Agreement or other Transaction Document with original ink signatures of each such Person.

8.10 Headings. The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience only and will not constitute a part hereof.

8.11 Entire Agreement. This Agreement, together with the other Transaction Documents and the Confidentiality Agreement, supersedes all prior discussions and agreements between the Parties hereto with respect to the subject matter hereof, and contains, together with the other Transaction Documents and the Confidentiality Agreement, the sole and entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

8.12 Severability. In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

8.13 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties to this Agreement and no presumption or burden of proof shall arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. All dollar amounts are expressed in United States funds.

8.14 Remedies Cumulative. Except as otherwise expressly stated herein, every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. The Parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

8.15 Certain Definitions. When used in this Agreement, the following terms shall have the meanings ascribed to them below, and all other capitalized terms shall have the applicable meanings ascribed to them elsewhere in this Agreement:

(a) “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in Los Angeles, California, are authorized or obligated by law or executive order to close.

(b) “Knowledge” means (i) with respect to the Company, the actual knowledge, or the knowledge, after due inquiry, of any of Jeff Pink and Larry Pink, and (ii) with respect to Parent and Merger Subsidiary, the actual knowledge, or the knowledge, after due inquiry, of any of Kevin P. O’Connell and John A. Brunkow.

(c) “Material Adverse Effect” with respect to a party means a material adverse change in or effect on the business, operations, financial condition, properties or liabilities of that party taken as a whole; provided, however, that a Material Adverse Effect will not be deemed to include (i) changes as a result of the announcement of this transaction, (ii) events or conditions arising from changes in general business or economic conditions or (iii) changes in generally accepted accounting principles.

(d) “Person” means any individual, corporation, partnership, limited liability company, joint venture, Authority or instrumentality, or any other entity.

(e) “Securities Act” means the Securities Act of 1933, as amended, as promulgated by the SEC.

(f) “SEC” means the United States Securities and Exchange Commission.

(g) “Transaction Documents” means each of this Agreement, and any agreement, certificate or instrument delivered pursuant to any of the foregoing.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

“PARENT”		“COMPANY”

IMMS, INC. a Nevada corporation		EV RENTAL CARS, LLC a California limited liability company

By:	/s/ Kevin P. O’Connell	By:	/s/ Jeffrey S. Pink
	Kevin P. O’Connell, CEO		Jeffrey S. Pink, Manager

“MERGER SUBSIDIARY”

IMMS ACQUISITION, LLC a California limited liability company

By:	/s/ Kevin P. O’Connell
Kevin P. O’Connell

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EXHIBIT 1.5(a)

Outstanding EV Rental Cars, LLC Interests

EXHIBIT 1.5(c)

Outstanding EV Rental Cars, LLC Convertible Securities

EXHIBIT 1.8(a)

Post-Closing Managers of EV Rental Cars, LLC

EXHIBIT 1.8(b)(i)

Post-Closing Directors of IMMS, Inc.

EXHIBIT 1.8(b)(ii)

Post-Closing Officers of IMMS, Inc.

EXHIBIT 2.1

Company Disclosure Schedule

EXHIBIT 3.1

Parent Disclosure Schedule

EXHIBIT 5.4(b)

Outline of Bridge Loan Offering